Filed Pursuant to Rule 424(b)(5)

Registration No. 333-284142

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 15, 2025)

Up to $4,000,000 of Common Stock

We have entered into an At-The-Market Issuance Sales Agreement (the “Sales Agreement”) with Aegis Capital Corp. (“Aegis” or the “Sales Agent”), relating to the sale of shares of our common stock, par value $0.001 per share, offered by this prospectus supplement. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $4,000,000 from time to time through or to the Sales Agent, as our exclusive sales agent.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in transactions that are deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The Sales Agent is not required to sell any specific number or dollar amount of shares, but will act as sales agent on a commercially reasonable efforts basis consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay the Sales Agent a fixed cash commission equal to 3.0% of the gross proceeds from each sale of common stock issued by us and sold through them as our Sales Agent under the Sales Agreement. In connection with the sale of our common stock on our behalf, the Sales Agent will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation to the Sales Agent will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act.

Investing in our common stock involves risks. See “Risk Factors” on page S-4 of this prospectus supplement and on page 3 of the accompanying prospectus concerning factors you should consider before investing in our common stock.

Our common stock is listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “SBFM.” On July 17, 2026, the last reported sale price of our common stock on Nasdaq was $1.80 per share. As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $12,272,115, which was calculated based on 2,378,317 shares of outstanding common stock held by non-affiliates multiplied by a price per share of $5.16, the closing price of our common stock on May 21, 2026. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell the shelf securities in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period immediately prior to the date of any such offering, so long as the aggregate market value of our outstanding common stock held by non-affiliates remains below $75 million. During the 12 calendar months prior to and including the date of this prospectus supplement, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Aegis Capital Corp.

The date of this prospectus supplement is July 20, 2026.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus relate to the sale of shares of our common stock registered for sale under our Registration Statement on Form S-3 (File No. 333-284142), which the Securities and Exchange Commission (the “Commission” or the “SEC”) declared effective on January 15, 2025. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document incorporated by reference in the accompanying prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including any information that we incorporate by reference. Neither we nor the Sales Agent have authorized anyone to provide you with different information, and we and the Sales Agent do not take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of the document. We are not making an offer of securities in any jurisdiction where the offer is not permitted.

Unless otherwise indicated, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “we,” “us” or “our” refer to Sunshine Biopharma Inc., a Colorado corporation, and its consolidated subsidiaries.

S-1

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, before making an investment decision.

Overview

We are a pharmaceutical company offering and researching life-saving medicines in a wide variety of therapeutic areas, including oncology and antivirals. We have two wholly owned subsidiaries: (i) Nora Pharma Inc. (“Nora Pharma”), a Canadian corporation, through which we currently have 60 generic prescription drugs on the market in Canada, and (ii) Sunshine Biopharma Canada Inc. (“Sunshine Canada”), a Canadian corporation which develops and sells OTC supplements.

In addition, we are conducting a proprietary drug development program which is comprised of (i) K1.1 mRNA, an LNP encapsulated mRNA targeted for liver cancer, and (ii) SBFM-PL4, a protease inhibitor for treatment of SARS Coronavirus infections.

S-2

THE OFFERING

Common stock offered by us	Shares of our common stock with an aggregate offering price of up to $4.0 million.

Plan of distribution	“At-the-market offering” that may be made from time to time through or to the Sales Agent, as agent or principal. See “Plan of Distribution” on page S-7 of this prospectus supplement.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital. See “Use of Proceeds” on page S-6 of this prospectus supplement.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-4 as well as other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference before deciding to invest in our common stock.
Nasdaq Capital Market symbol	SBFM

S-3

RISK FACTORS

Investment in our securities involves risks. Before deciding whether to invest in our securities, you should carefully consider the risks described below along with the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus supplement. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to This Offering

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of our securities under this offering for general corporate purposes, including working capital. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds (see “Use of Proceeds”). Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.

Given our plans and expectations that we will need additional capital, we anticipate that we will need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then-current stockholders.

The actual number of shares we will issue under the Sales Agreement, at any one time or in total, is uncertain.

Subject to certain limitations in the Sales Agreement and compliance with applicable law, we have the discretion to deliver instructions to the Sales Agent to sell shares of our common stock at any time throughout the term of the Sales Agreement. The number of shares that are sold through the Sales Agent after our instruction will fluctuate based on a number of factors, including the market price of our common stock during the sales period, the limits we set with the Sales Agent in any instruction to sell shares, and the demand for our common stock during the sales period. Because the price per share of each share sold will fluctuate during this offering, it is not currently possible to predict the number of shares that will be sold or the gross proceeds to be raised in connection with those sales.

The common stock offered hereby will be sold in “at-the- market” offerings, and investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different outcomes in their investment results. We will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold, and there is no minimum or maximum sales price. Investors may experience a decline in the value of their shares as a result of share sales made at prices lower than the prices they paid.

S-4

If we are unable to continue to meet the listing requirements of Nasdaq, our common stock will be delisted.

Our common stock currently trades on Nasdaq, where it is subject to various listing requirements, including Nasdaq Rule 5500(a)(2), which requires that our common stock maintain a minimum bid price of at least $1.00 to maintain its listing on Nasdaq (the “Bid Price Rule”).

Prior to our 10-for-1 reverse stock split that was effective on June 1, 2026, our common stock had recently traded at prices below the $1.00 Nasdaq required minimum bid price requirement. In addition, the Company is and will remain, until June 2027, subject to an immediate delisting notice (subject to the Company’s right to request an appeal) in the event of noncompliance with the Bid Price Rule for 30 consecutive business days, pursuant to Listing Rule 5810(c)(3)(A)(iv), due to the fact that the Company has effected a reverse stock split within the past year.

There is no assurance we will be able to maintain compliance with the Bid Price Rule or other applicable requirements for continued listing on Nasdaq. If we are unable to maintain compliance with Nasdaq listing requirements, we could be subject to suspension and delisting proceedings. A delisting of our common stock could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradeable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

S-5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus supplement and the documents incorporated by reference herein that are not historical facts should be considered “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use of words such as “believe,” “expect,” “may,” “estimates,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. These statements may be made directly in this prospectus supplement and they may also be incorporated by reference in this prospectus supplement from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate sales proceeds of up to $4.0 million from time to time. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. There can be no assurance that we will sell any shares under this prospectus supplement or fully utilize the Sales Agreement with the Sales Agent as a source of financing.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds.

S-6

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with Aegis Capital Corp.(the “Sales Agent” or “Aegis”) pursuant to which we may issue and sell shares of our common stock, through or to Aegis, acting as our exclusive sales agent. Pursuant to this prospectus supplement and the accompanying base prospectus included in our registration statement on Form S-3 (File No. 333-284142), we may issue and sell up to $4,000,000 of our common stock. This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 20, 2026 and incorporated by reference in this prospectus supplement.

Each time that we wish to issue and sell shares of our common stock under the Sales Agreement, we will deliver a placement notice to the Sales Agent specifying the number of shares to be sold, the period during which sales are requested to be made, any limitation on the number of shares that may be sold in any single day, and any minimum price below which sales may not be made. Subject to the terms and conditions of the Sales Agreement and the applicable placement notice, the Sales Agent may sell our common stock by any method permitted by law deemed to be an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act, including sales made directly on or through the Nasdaq Capital Market or any other existing trading market for our common stock. We or the Sales Agent may suspend the offering of our common stock upon notice and subject to other conditions. The Sales Agent, in its sole discretion, may decline to accept any placement notice by notice to the Company within two (2) business days after receipt of the placement notice.

Settlement for sales of common stock will occur on the first trading day, or any such other settlement cycle as may be in effect under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from time to time, following the date on which any sales are made, or on some other date that is agreed upon by us and the Sales Agent in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of shares of our common stock as contemplated in this prospectus supplement and the accompanying base prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the Sales Agent may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The offering of our common stock pursuant to the Sales Agreement will terminate upon the termination of the Sales Agreement as permitted therein.

Fees and Expenses

We will pay the Sales Agent in cash, upon each sale of our common stock pursuant to the Sales Agreement, a commission equal to 3.0% of the gross proceeds from each sale of common stock under the Sales Agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We have also agreed to reimburse the Sales Agent for its legal and out-of-pocket expenses of $75,000. Additionally, we agreed to reimburse Aegis for its legal expenses incurred in connection with Aegis’s ongoing diligence in connection with this offering as follows: (i) $2,500 following each filing of a Form 10-Q and (ii) $7,500 following each filing of an annual report on Form 10-K.

We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to Aegis under the Sales Agreement, will be approximately $100,000.

Regulation M

In connection with the sale of the common stock on our behalf, Aegis will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Aegis will be deemed to be underwriting commissions or discounts.

The Sales Agent will not engage in any market making activities involving shares of our common stock while the offering is ongoing under this prospectus supplement if such activity would be prohibited under Regulation M or other anti-manipulation rules under the Exchange Act or the Securities Act. As our sales agent, the Sales Agent will not engage in any transactions that stabilize shares of our common stock.

S-7

Indemnification

We have agreed to indemnify Aegis and specified other persons against certain liabilities, including liabilities under the Sales Agreement, the Securities Act and the Exchange Act, and to contribute to payments that Aegis may be required to make in respect of such liabilities.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SBFM.”

Other Relationships

Aegis and its affiliates have in the past and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they have in the past received and may in the future receive customary fees.

S-8

LEGAL MATTERS

We are being represented by Sichenzia Ross Ference Carmel LLP, New York, New York, with respect to certain legal matters as to United States federal securities and New York state law. The validity of the securities offered hereby will be passed upon for us by Hart & Hart, LLC, Denver, CO. The Sales Agent is being represented by Kaufman & Canoles, P.C., Richmond, VA, in connection with this offering.

EXPERTS

The consolidated financial statements of Sunshine Biopharma Inc. as of and for the year ended December 31, 2025 incorporated by reference in this prospectus have been audited by M&K CPAs, PLLC, independent registered public accounting firm, as set forth in their report thereon, appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of Sunshine Biopharma Inc. as of and for the year ended December 31, 2024, incorporated by reference in this prospectus have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as set forth in their report thereon, appearing therein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement constitutes a part of a registration statement on Form S-3 pursuant to the Securities Act, and the rules and regulations promulgated thereunder. As permitted by the SEC’s rules, the base prospectus and this prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website. We also maintain a website at https://sunshinebiopharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which you can access at https://www.sec.gov.

S-9

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered part of this prospectus supplement. Information that we file later with the SEC and that is incorporated by reference in this prospectus supplement will automatically update and may supersede information contained or incorporated by reference in this prospectus supplement.

We incorporate by reference in this prospectus supplement the documents and portions of documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on April 3, 2026;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the SEC on May 13, 2026;
•	our Current Reports on Form 8-K filed with the SEC on February 5, 2026, February 20, 2026, March 9, 2026, May 19, 2026, May 29, 2026, July 10, 2026, and July 20, 2026;
•	the description of our common stock contained in our Registration Statement on Form 8-A registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on February 10, 2022; and
•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this prospectus until the offering of the securities is terminated.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Dr. Steve N. Slilaty, 333 Las Olas Way, CU4 Suite 433, Fort Lauderdale, FL 33301, telephone: (954) 330-0684.

S-10

PROSPECTUS

SUNSHINE BIOPHARMA INC.

$100,000,000

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, rights, or a combination of these securities, or units, for an aggregate initial offering price of up to $100,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SBFM”. On January 3, 2025, the last reported sale price of our common stock was $3.46.

The aggregate market value of our outstanding common stock held by non-affiliates is approximately $9,363,836 based on 2,708,341 outstanding shares of common stock, of which 2,030 shares are held by affiliates, and a per share price of $3.46, which was the closing sale price of our common stock as quoted on the Nasdaq Capital Market on January 3, 2025. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the registration statement of which this prospectus is a part with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. During the 12 calendar month period that ends on, and includes, the date of this prospectus, we have not offered and sold any of our securities pursuant to General Instruction I.B.6 of Form S-3.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 15, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, any of the securities described in this prospectus, for total gross proceeds of up to $100,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time that we offer and sell securities under this prospectus, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus and unless otherwise indicated, the terms “we,” “us,” “our,” “Sunshine Biopharma,” or the “Company” refer to Sunshine Biopharma Inc. and its wholly owned subsidiaries.

1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. These forward-looking statements involve risks and uncertainties, including statements regarding our capital needs, business strategy and expectations. Any statements that are not of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue”, the negative of the terms or other comparable terminology. Actual events or results may differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors” and in our most recent Annual Report on Form 10-K, as well as those described in the other documents we file with the SEC. These factors may cause our actual results to differ materially from any forward-looking statements. We disclaim any obligation to publicly update these statements, or disclose any difference between actual results and those reflected in these statements, except as may be required under applicable law.

Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

2

ABOUT SUNSHINE BIOPHARMA INC.

Overview

We are a pharmaceutical company offering and researching life-saving medicines in a wide variety of therapeutic areas, including oncology and antivirals. We operate two wholly owned subsidiaries: (i) Nora Pharma Inc. (“Nora Pharma”), a Canadian corporation with a portfolio consisting of 63 generic prescription drugs on the market in Canada, and (ii) Sunshine Biopharma Canada Inc. (“Sunshine Canada”), a Canadian corporation which develops and sells nonprescription over-the-counter (“OTC”) products.

In addition, we are conducting a proprietary drug development program which is comprised of (i) K1.1 mRNA targeted for liver cancer, (ii) SBFM-PL4, a PLpro protease inhibitor for SARS Coronavirus infections, and (iii) Adva-27a for pancreatic cancer. Development of Adva-27a has been paused pending further analysis of unfavorable in vitro results obtained in the second half of 2023.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations, and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including working capital.

3

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue 3,000,000,000 shares of common stock, par value of $0.001 per share.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the voting power of our stockholders for the election of directors can elect all of the directors. Holders of one-third of the voting power of the Company’s stockholders, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the voting power of the Company’s stockholders is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no withdrawal provisions applicable to the Company’s common stock.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “SBFM.”

4

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 30,000,000 shares of preferred stock, par value $0.10 per share, from time to time, in one or more series.

1,000,000 shares of our preferred stock are designated as Series B Preferred Stock.

Series B Preferred Stock

1,000,000 shares of our authorized preferred stock have been designated Series B Preferred Stock. 130,000 shares of Series B Preferred Stock are outstanding and held by our chief executive officer, Dr. Steve N. Slilaty.

The Series B Preferred Stock votes together with the common stock on all matters submitted to a vote of the Company’s stockholders. Each share of Series B Preferred Stock entitles the holder to 1,000 votes.

Upon any liquidation or dissolution of the Company, the Series B Preferred Stock will be entitled to a payment equal to the stated value of $0.10 per share, prior to any payments being made with respect to the common stock. The Series B Preferred Stock is not redeemable by the Company and is entitled to dividends when, as and if declared by the board of directors in its sole discretion.

Blank Check Preferred Stock

Our articles of incorporation authorize the issuance of 30,000,000 shares of preferred stock, par value $0.10 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

•	A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

•	the title and stated or par value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

5

•	any voting rights of the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

•	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

6

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us, or as individual warrant agreements to investors. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. The warrant agreement, together with the terms of the warrant certificate and warrants, as applicable, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

7

•	information with respect to book-entry procedures, if any;

•	if appropriate, a discussion of Federal income tax consequences; and

•	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. Warrants may be issued and held in electronic or book entry form and in such cases no physical warrant certificates will be issued.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

8

DESCRIPTION OF RIGHTS

This section describes the general terms of the rights that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each right. The accompanying prospectus supplement may add, update or change the terms and conditions of the rights as described in this prospectus.

The particular terms of each issue of rights, the rights agreement relating to the rights and the rights certificates representing rights will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the rights;

•	the date of determining the stockholders entitled to the rights distribution;

•	the title, aggregate number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

9

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock, warrants, rights or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the common stock, preferred stock, warrants and rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

10

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any of these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

11

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the Nasdaq Capital Market or other market on which are shares may then trade at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization, and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

12

CONSOLIDATED FINANCIAL STATEMENTS

With Independent Accountant’s Audit Report

At December 31, 2023 and 2022

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Sunshine Biopharma, Inc.

Opinion on the Financial Statements

We have audited the retrospective adjustments related to the reverse stock split discussed in Note 2, the accompanying consolidated balance sheets of Sunshine Biopharma, Inc. (the “Company”) as of December 31, 2023 and 2022. Additionally, we have audited the accompanying consolidated balance sheet of Sunshine Biopharma, Inc. as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/ Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

November 6, 2024

F-2

Sunshine Biopharma, Inc.

Consolidated Balance Sheets

	As of December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$16,292,347	$21,826,437
Accounts receivable	2,552,362	1,912,153
Inventory	5,734,755	3,289,945
Prepaid expenses	310,591	283,799
Total Current Assets	24,890,055	27,312,334
Property and equipment	365,868	394,249
Intangible assets	1,444,259	776,856
Right-of-use-asset	646,779	760,409
TOTAL ASSETS	$27,346,961	$29,243,848

LIABILITIES
Current Liabilities:
Accounts payable and accrued expenses	$2,585,466	$2,802,797
Earnout payable	2,547,831	3,632,000
Income tax payable	299,869	373,191
Right-of-use-liability	118,670	123,026
Total Current Liabilities	5,551,836	6,931,014
Long-Term Liabilities:
Deferred tax liability	48,729	43,032
Right-of-use-liability	539,035	642,232
Total Long-Term Liabilities	587,764	685,264
TOTAL LIABILITIES	6,139,600	7,616,278

SHAREHOLDERS' EQUITY
Preferred Stock Series B $0.10 par value per share; 1,000,000 shares authorized 10,000 shares issued and outstanding	1,000	1,000
Common Stock $0.001 par value per share; 3,000,000,000 shares authorized; 14,012 and 11,293 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	14	11
Capital paid in excess of par value	84,415,900	80,864,326
Accumulated comprehensive income	696,105	161,847
Accumulated (Deficit)	(63,905,658)	(59,399,614)
TOTAL SHAREHOLDERS' EQUITY	21,207,361	21,627,570

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,346,961	$29,243,848

See Accompanying Notes To These Financial Statements

F-3

Sunshine Biopharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2023	2022

Sales	$24,092,787	$4,345,603
Cost of sales	15,753,616	2,649,028
Gross profit	8,339,171	1,696,575

General and Administrative Expenses:
Accounting	463,705	341,139
Consulting	850,173	842,894
Director fees	400,000	300,000
Goodwill impairment	–	18,326,719
Legal	512,199	550,117
Marketing	734,248	578,085
Office	2,142,355	796,007
Patent fees	14,108	15,148
R&D	1,855,830	811,858
Salaries	5,712,968	6,054,962
Taxes	289,737	55,233
Depreciation & amortization	149,147	25,163
Total General and Administrative Expenses	13,124,470	28,697,325

(Loss) From Operations	(4,785,299)	(27,000,750)

Other Income (Expense):
Foreign exchange (loss)	(245)	(476)
Interest income	811,974	518,650
Interest expense	(137,308)	(39,412)
Debt release	–	10,852
Total Other Income (Expense)	674,421	489,614

Net (loss) before income taxes	(4,110,878)	(26,511,136)
Provision for income taxes	395,166	233,304
Net (Loss	(4,506,044)	(26,744,440)

Foreign exchange translation	534,258	184,986
Comprehensive Income (Loss)	$(3,971,786)	$(26,559,454)

Basic and diluted (Loss) per common share	$(351.36)	$(3,523.44)

Weighted average common shares outstanding (basic & diluted)	12,825	7,590

See Accompanying Notes To These Financial Statements.

F-4

Sunshine Biopharma, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2023	2022
Cash Flows From Operating Activities:
Net (Loss)	$(4,506,044)	$(26,744,440)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	149,147	25,163
Goodwill impairment	–	18,326,719
Foreign exchange	–	548
Debt release	–	(10,852)
Accounts receivable	(594,141)	(524,486)
Inventory	(2,365,549)	42,983
Prepaid expenses	(21,143)	82,846
Accounts payable and accrued expenses	(1,364,134)	3,359,141
Deferred tax liability	–	3,628
Income tax payable	(73,247)	238,679
Interest payable	–	(48,287)
Net Cash Flows (Used In) Operating Activities	(8,775,111)	(5,248,358)

Cash Flows From Investing Activities:
Reduction in Right-of-use asset	131,949	33,379
Nora Pharma acquisition	–	(14,346,637)
Cash from Nora Pharma acquisition	–	(1,135)
Purchase of intangible assets	(705,848)	(111,015)
Purchase of equipment	(82,251)	(193,982)
Net Cash Flows (Used In) Investing Activities	(656,150)	(14,619,390)

Cash Flows From Financing Activities:
Sale of common stock in private placements	4,089,218	30,367,185
Exercise of warrants	3,502	13,193,177
Purchase of treasury stock	(541,143)	(99,000)
Lease liability	(125,990)	(31,924)
Advances to Nora Pharma - pre acquisition	–	(2,064,331)
Payments of notes payable	–	(1,900,000)
Net Cash Flows Provided by Financing Activities	3,425,587	39,465,107

Cash and Cash Equivalents at Beginning of Period	21,826,437	2,045,167
Net increase (decrease) in cash and cash equivalents	(6,005,674)	19,597,359
Effect of exchange rate changes on cash	(62,674)	(1,075)
Foreign currency translation adjustment	534,258	184,986
Cash and Cash Equivalents at End of Period	$16,292,347	$21,826,437

Supplementary Disclosure of Cash Flow Information:
Cash paid for interest	$–	$48,287
Stock issued for acquisition of Nora Pharma	$–	$4,514,000

See Accompanying Notes To These Financial Statements.

F-5

Sunshine Biopharma, Inc.

Consolidated Statements of Shareholders' Equity

	Number of Common Shares	Common	Capital Paid in Excess of Par	Number of Preferred Shares	Preferred	Compre- hensive	Accumulated
	Issued	Stock	Value	Issued	Stock	Income	Deficit	Total

Balance at December 31, 2021	1,296	1	32,789,974	1,000,000	100,000	(23,139)	(32,655,174)	211,662
Fractional shares issued for reverse stock split	2	–	–	–	–	–	–	–
Common stock and pre-funded warrants issued in public and private offerings, net of issuance costs	3,328	3	30,367,182	–	–	–	–	30,367,185
Exercise of warrants	4,817	5	13,193,172	–	–	–	–	13,193,177
Preferred stock purchased from related party	–	–	–	(990,000)	(99,000)	–	–	(99,000)
Common stock issued as part of Nora Pharma acquisition	1,850	2	4,513,998	–	–	–	–	4,514,000
Net (loss)	–	–	–	–	–	184,986	(26,744,440)	(26,559,454)
Balance at December 31, 2022	11,293	$11	$80,864,326	10,000	$1,000	$161,847	$(59,399,614)	21,627,570

Repurchase of treasury stock	(257)	–	(541,143)	–	–	–	–	(541,143)
Common stock and pre-funded warrants issued in a private offering net of expenses	1,225	1	4,089,217	–	–	–	–	4,089,218
Exercise of warrants	1,751	2	3,500	–	–	–	–	3,502
Net (loss)	–	–	–	–	–	534,258	(4,506,044)	(3,971,786)
Balance at December 31, 2023	14,012	$14	$84,415,900	10,000	$1,000	$696,105	$(63,905,658)	21,207,361

See Accompanying Notes To These Financial Statements.

F-6

Sunshine Biopharma, Inc.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

Note 1 – Description of Business

The Company was originally incorporated under the name Mountain West Business Solutions, Inc. on August 31, 2006, in the State of Colorado. Effective October 15, 2009, the Company acquired Sunshine Biopharma, Inc. in a transaction classified as a reverse acquisition. Upon completion of the reverse acquisition transaction, the Company changed its name to Sunshine Biopharma, Inc. and began operating as a pharmaceutical company.

Sunshine Biopharma operates two wholly owned subsidiaries: (i) Nora Pharma Inc. (“Nora Pharma”), a Canadian corporation with a portfolio of pharmaceutical products consisting of 52 generic prescription drugs on the market in Canada, and (ii) Sunshine Biopharma Canada Inc. (“Sunshine Canada”), a Canadian corporation which develops and sells nonprescription over-the-counter (“OTC”) products.

The Company has determined that it has two reportable segments:

•	Prescription Generic Pharmaceuticals (“Generic Pharmaceuticals”)
•	Nonprescription Over-The-Counter Products (“OTC Products”)

Through December 31, 2023, sales from the Generic Pharmaceuticals segment represented approximately 97% of total revenues of the Company while the remaining approximately 3% was generated from the sale of OTC Products. Based on these results, the Company deems segmentation reporting to be immaterial at December 31, 2023.

The Company is not subject to material customer concentration risks as it sells its products directly to pharmacies in several Canadian Provinces. However, in Canada Provincial governments reimburse patients for their prescription drugs expenditures to various degrees under drug reimbursement programs, making generic drugs prices highly dependent on governmental policies which may change over time. The most recent negotiations between the pan-Canadian Pharmaceutical Alliance (“pCPA”) and the Canadian Generic Pharmaceutical Association have resulted in updated generic pricing for certain products which took effect on October 1, 2023. The updated prices are valid for three years and the agreement contains an option to extend for an additional two years. On February 29, 2024, the Canadian federal government tabled new drug reimbursement legislation, a bill known as PharmaCare which, if passed, would result in a single-payer program whereby the Canadian federal government would pay for the drugs sold in Canada rather than the Provinces.

In addition, the Company is engaged in the development of the following proprietary drugs:

•	Adva-27a, a small chemotherapy molecule for treatment of pancreatic cancer (IND-enabling studies were paused in November 2023 due to unfavorable results. See “Products in Development,” above.
•	K1.1 mRNA, a lipid nano-particle (LNP) targeted for liver cancer
•	SBFM-PL4, a protease inhibitor for treatment of Coronavirus infections

Note 2 – Summary of Significant Accounting Policies

This summary of significant accounting policies is presented to assist the reader in understanding the Company's financial statements. The consolidated financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to Generally Accepted Accounting Principles and have been consistently applied in the preparation of the financial statements.

F-7

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all wholly owned. All intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with US Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates and assumptions made by management are valuation of equity instruments, depreciation of property and equipment, and deferred tax asset valuation. Actual results could differ from those estimates as the current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.

TRADE ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Trade accounts receivable are stated at net realizable value. The majority of customers are not extended credit and therefore time to maturity for receivables is short. On a periodic basis, management evaluates its trade accounts receivable and determines whether to record an allowance for doubtful accounts or if any accounts should be written off based on a past history of write-offs, collections and current credit conditions. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables.

INVENTORY VALUATION

Inventory is valued at the lower of cost and net realizable value. Cost is determined using the first in, first out method. Net realizable value is the estimated selling price in the ordinary course of business, less the costs of completion and costs necessary to make the sale. The cost of inventory includes the purchase price and other costs directly attributable to the acquisition of finished goods.

CASH AND CASH EQUIVALENTS

For the Balance Sheets and Statements of Cash Flows, all highly liquid investments with maturity of 90 days or less are considered to be cash equivalents. The Company had a cash balance of $16,292,347 and $21,826,437 as of December 31, 2023 and December 31, 2022, respectively. At times such cash balances may be in excess of the FDIC limit of $250,000 in the U.S. or the equivalent in Canada.

PROPERTY AND EQUIPMENT

Property and equipment are reviewed for recoverability when events or changes in circumstances indicate that its carrying value may exceed future undiscounted cash inflows. As of December 31, 2023 and 2022, the Company had not identified any such impairment. Repairs and maintenance are charged to operations when incurred and improvements and renewals are capitalized.

F-8

Property and equipment are stated at cost. Depreciation is calculated according to the following methods at the following annual rates and period for financial reporting purposes and accelerated methods for tax purposes. Their estimated useful lives are as follows:

Office Equipment:	Straight-line and Declining balance method	5-7 Years / 20%
Computer Equipment:	Declining balance method	55%
Laboratory Equipment:	Straight-line method	5 Years
Vehicles:	Straight-line and Declining balance method	5 Years / 30%

INTANGIBLE ASSETS

Intangible assets are amortized over their estimated useful lives according to the following methods at the following annual rates and period:

Licenses:	Straight-line method	5 Years
Website:	Declining balance method	55%

Intangible assets are tested for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount of a long-lived asset is not recoverable when it exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposal. In such a case, an impairment loss must be recognized and is equivalent to the excess of the carrying amount of a long-lived asset over its fair value.

INTELLECTUAL PROPERTY RIGHTS - PATENTS AND LICENSES

The cost of patents and licenses acquired is capitalized and is amortized over the remaining life of the patents or licenses.

The Company evaluates recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that intangible assets carrying amount may not be recoverable. Such circumstances include but are not limited to: (i) a significant decrease in the market value of an asset, (ii) a significant adverse change in the extent or manner in which an asset is used, or (iii) an accumulation of cost significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of such assets against the estimated undiscounted future cash flows associated with it.

BASIC AND DILUTED NET GAIN (LOSS) PER SHARE

The Company computes gain or loss per share in accordance with ASC 260 – Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement.

Basic net income (loss) per share is calculated by dividing net gain (loss) by the weighted-average common shares outstanding. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted-average common shares outstanding during the period using the treasury stock method or the two-class method, whichever is more dilutive. As the Company incurred net losses for the year ended December 31, 2023, no potentially dilutive securities were included in the calculation of diluted earnings per share as the impact would have been anti-dilutive.

INCOME TAXES

In accordance with ASC 740 – Income Taxes, the provision for income taxes is computed using the asset and liability method. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements. The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

F-9

The Company expects to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of December 31, 2023 the Company had no uncertain tax positions. The Company recognizes interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. The Company currently has no federal or state tax examinations nor has it had any federal or state examinations since its inception. To date, the Company has not incurred any interest or tax penalties.

For Canadian and US tax purposes, the Company’s 2020 through 2022 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

FUNCTIONAL CURRENCY

The U.S. dollar is the functional currency of the Company which is operating in the United States. The functional currency for the Company's Canadian subsidiaries is the Canadian dollar.

The Company translates its Canadian subsidiaries' financial statements into U.S. dollars as follows:

•	Assets and liabilities are translated at the exchange rate in effect as of the financial statement date.
•	Income statement accounts are translated using the weighted average exchange rate for the period.

The Company includes translation adjustments from currency exchange and the effect of exchange rate changes on intercompany transactions of a long-term investment nature as a separate component of shareholders’ equity. There are currently no transactions of a long-term investment nature, nor any gains or losses from non-U.S. currency transactions.

CONCENTRATION OF CREDIT RISKS

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Company places its cash equivalents with high credit quality financial institutions.

FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company applies the provisions of accounting guidance, ASC 825 – Financial Instruments. ASC 825 requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2023 and 2022, the fair value of cash, accounts receivable and notes receivable, accounts payable, accrued expenses, and other payables approximated carrying value due to the short maturity of the instruments, quoted market prices or interest rates which fluctuate with market rates.

The Company defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

•	Level 1 – Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•	Level 2 – Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3 – Level 3 inputs are unobservable inputs for the asset or liability in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. The Company had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

F-10

NOTES PAYABLE

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method. The Company had no notes payable as of December 31, 2023 and 2022.

REVENUE RECOGNITION

Over 97% of the Company’s revenues are derived from the sale of pharmaceutical products. Pharmaceutical products can only be sold to a specific customer that is either a registered pharmacy or a registered wholesaler. The Company therefore sells only to customers registered with Health Canada, the Canadian equivalent of the FDA. Contracts are drawn up between the wholesalers and the Company for all indirect sales. In the case of direct sales to pharmacies, purchase orders are used instead of contracts. A purchase order, forecast, or other written instructions to purchase any of the Company’s products placed by the customer constitutes an irrevocable offer to purchase. The customer is responsible for ensuring that the terms of any such order are complete and accurate. The purchase order is only deemed to be accepted when the Company (in its sole discretion) accepts the purchase order and delivers on the purchase. The acceptance of any purchase order can be full or partial, at the sole discretion of the Company. No variations to these conditions are binding on the Company unless agreed to in writing between the customer and the Company.

No significant judgments are made in connection with any contracts as the price is already determined, the collection is reasonably assured, and performance obligation is fulfilled when the customer receives the goods. The Company is not required to apply any specific judgments, estimations, or assumptions to determine the price of its products.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue. Shipping and handling costs associated with outbound freight after control over a product has been transferred to a customer are accounted for as a fulfillment cost and are included in cost of revenues. The amount invoiced for each product is fixed at the Company’s current price list on the date of shipping and known in advance by the customer and does not vary.

The Company is involved in a singular activity which is to sell pharmaceutical finished goods. The Company fulfills its performance obligation when the customer receives the requested products. When the products leave the Company's warehouse, the transport to the customer is insured and the transfer of ownership to the customer takes place when the customer receives goods. At this point, the Company issues an invoice for the products and remits the applicable sales taxes (GST and QST) to the appropriate governmental agency. It is when the invoice is issued that the revenue is recognized. Unless otherwise agreed to and signed by both parties, payment terms are within 30 days of the date of the invoice. The collection is reasonably assured because of the nature of the Company’s customers. The Company is conducting sales only in Canada. Prices are listed in Canadian dollars and may vary from one Province or Territory to another within Canada. All products sold by the Company are labelled and approved for sale in Canada only and are not intended for export outside of Canada.

F-11

In the event of any breach by the Company of any product warranty (whether by reason of defective materials, production faults or otherwise), the Company’s liability shall be limited to, at Company’s option, (i) replacement of the product(s) in question, or (ii) reimbursement of the purchase price. The Company carries product insurance and is not liable for products’ failure to comply with the warranty of products if the failure or damage arises because of the customer’s negligence, deliberate damage, misuse or failure to store the products in conditions per Health Canada specifications. The Company is not liable (whether in contract, in tort or otherwise) for any (i) indirect, special or consequential loss or damage, or (ii) loss of profit, goodwill, business or revenue (in each case whether direct or indirect). These conditions also apply to any replacement products supplied by the Company.

The Company warrants to the customer that, at the time of delivery, the products are compliant with all mandatory quality standards required by applicable regulatory and legal requirements. In return, the customer is required to warrant to the Company that it holds all relevant permits and approvals required under applicable laws to purchase, store, distribute, sell and use the Company’s products. Visible defects or damages must be reported to the Company in writing immediately, but no later than five (5) business days after receipt of the products. Hidden defects must be reported to the Company in writing immediately, but no later than five (5) business days after the customer becomes aware of such defects. The Company shall not be deemed to be in breach of the terms or otherwise liable to customer for any delay in performance or non-performance of its obligations due to circumstances beyond its control, including but not limited to, acts of God, floods, droughts, earthquakes or other natural disasters, terrorist attacks, wars, preparations for war, armed conflicts, civil commotions or riots, epidemics or pandemics, fires, strikes, lockouts, shortages of material or labor, breakdown or damage to machinery or equipment, accidents, any law or governmental order or other regulations or action taken by a governmental entity, or default of any third party suppliers or provider of services or products, or any causes not within the Company’s control.

LEASES

The Company recognizes and measures its leases in accordance with FASB ASC 842, Leases. The Company is a lessee in a non-cancellable operating lease for office space. The Company determines if an arrangement is a lease, or contains a lease, at inception of a contract and when the terms of an existing contract are changed. The Company recognizes a lease liability and a right-of-use (ROU) asset at the commencement date. The lease liability is initially and subsequently recognized based on the present value of its future lease payments. Variable payments are included in the future lease payments when those variable payments depend on an index or a rate. The discount rate is the implicit rate if it is readily determinable or otherwise the Company uses its incremental borrowing rate. The implicit rates of the Company's lease are not readily determinable and accordingly, the Company uses its incremental borrowing rate based on the information available at the commencement date for all leases. The Company’s incremental borrowing rate for a lease is the 6% interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms and in a similar economic environment. The ROU asset is subsequently measured throughout the lease term at the remaining amount (i.e., present value of the remaining lease payments), plus unamortized initial direct costs, plus (minus) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received, and any impairment recognized. Lease cost for lease payments is recognized on a straight-line basis over the lease term.

The Company has elected, for all underlying classes of assets, not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less at lease commencement, and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company recognizes the lease cost associated with its short-term leases on a straight-line basis over the lease term.

Under the available practical expedient, we account for the lease and non-lease components as a single lease component for all classes of underlying assets as both a lessee and lessor. Further, we elected a short-term lease exception policy on all classes of underlying assets, permitting us to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-12

Note 3 – Acquisition of Nora Pharma Inc.

On October 20, 2022, the Company acquired all of the issued and outstanding shares of Nora Pharma Inc. (“Nora Pharma), a Canadian privately held pharmaceutical company. The purchase price for the shares was $18,860,637 which was paid in cash ($14,346,637) and by the issuance of 1,850 shares of the Company’s common stock valued at $4,514,000 or $2,440 per share on the acquisition date. Nora Pharma sells generic pharmaceutical products in Canada. Nora Pharma’s operations are authorized by a Drug Establishment License issued by Health Canada.

The following table summarizes the allocation of the purchase price as of October 20, 2022, the acquisition date using Nora Pharma’s balance sheet assets and liabilities:

Accounts receivable	$1,358,121
Inventory	3,181,916
Intangible assets	659,571
Equipment & furniture	210,503
Other assets	1,105,093
Total assets	6,515,204
Liabilities assumed	(5,981,286)
Net assets	533,918
Goodwill	18,326,719
Total Consideration	$18,860,637

The value of the 1,850 common shares issued as part of the consideration paid for Nora Pharma was determined based on the closing market price of the Company’s common shares on the acquisition date, October 20, 2022 ($2,440 per share).

As part of the consideration paid for Nora Pharma, the Company agreed to a $5,000,000 CAD ($3,632,000 USD) earnout amount payable to Mr. Malek Chamoun, the seller of Nora Pharma. The earnout is payable in the form of twenty (20) payments of $250,000 CAD for every $1,000,000 CAD increase in gross sales (as defined in the Purchase Agreement) above Nora Pharma’s June 30, 2022 gross sales, provided that his employment with the Company is not terminated pursuant to the Company’s employment agreement with him. The total earnout amount of $3,632,000 has been recorded as a salary payable. During the twelve-month period ended December 31, 2023, the Company paid an earn-out amount of $1,084,169 leaving a balance earn-out to be paid of $2,547,831 at December 31, 2023.

Note 4 – Goodwill

The Company acquired Nora Pharma on October 20, 2022. Allocation of the purchase price per ASC 805-20-25-1 yielded a goodwill amount of $18,326,719. The Company’s used a discounted cash flow model which requires estimating future cash flows expected to be generated from the acquired entity, discounted to their present value using a risk-adjusted discount rate and terminal values.

Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Management determined that there are inherent uncertainties related to these factors as well as significant risks to cash flows due to ongoing geopolitical and geo-economics conflicts, making the discounted cash flow model unreliable.

F-13

The following table presents the changes in the carrying amount of goodwill of the Company as of December 31, 2022 and 2023. The provisions of ASC 350-20-50-1 require the disclosure of cumulative impairment. As a result of the acquisition, a new basis in goodwill was recorded in accordance with ASC 805-10. All impairments shown in the table below have been recorded subsequent to the acquisition. The Company had no goodwill on its balance sheet prior to the acquisition:

Balance as of December 31, 2021	$–
Acquisition of Nora Pharma (October 20, 2022)	18,326,719
Impairment	(18,326,719)
Balance as of December 31, 2022	–
Additions in 2023	–
Balance as of December 31, 2023	$–

Note 5 – Intangible Assets

Intangible assets, net, consisted of the following at December 31, 2022 and 2023:

Balance as of December 31, 2021	$–
Finite-Lived intangible assets	659,571
Dossier fee additions	121,807
Balance at December 31, 2022	781,378
Less accumulated amortization	(4,522)
Finite-lived intangible assets, net at December 31, 2022	$776,856

Balance as of December 31, 2022	$776,856
Dossier fee additions	710,372
Balance at December 31, 2023	1,487,228
Less accumulated amortization	(42,969)
Finite-lived intangible assets, net at December 31, 2023	$1,444,259

As of December 31, 2023, the estimated amortization expense of the Company’s intangible assets for each of the next five years is as follows:

2024	$59,745
2025	59,745
2026	58,541
2027	19,041
2028	9,985

F-14

Note 6 – Plant, Property and Equipment

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment begins in the month when the asset is placed into service and is provided using the straight-line method for financial reporting purposes at rates based on the estimated useful lives of the assets. Estimated useful lives range from three to twenty years. Property, plant and equipment consist of the following:

	Year Ended December 31,
	2023	2022
Equipment	$171,859	$162,534
Computer equipment	7,368	16,418
Furniture and fixtures	34,132	33,329
Leasehold improvements	17,664	–
Vehicles	324,841	265,774
Total	555,864	478,055
Less: Accumulated depreciation	(189,996)	(83,806)
Plant, property and equipment, net	$365,868	$394,249

Depreciation expense for the years ended December 31, 2023 and 2022 amounted to $110,701 and $20,641, respectively.

Note 7 – Reverse Stock Splits

Effective February 9, 2022, the Company completed a 1 for 200 reverse split of its common stock. The Company had previously completed two 20 to 1 reverse stock splits, one in 2019 and the other in 2020. Effective April 17, 2024 and August 8, 2024, the Company completed 1-for-100 and 1-for-20 reverse splits of its common stock, respectively. The Company’s financial statements included in this report reflect all five (5) reverse stock splits on a retroactive basis for all periods presented and for all references to common stock, unless specifically stated otherwise.

Note 8 – Capital Stock

The Company’s authorized capital is comprised of 3,000,000,000 shares of common stock, par value $0.001, and 30,000,000 shares of preferred stock, $0.10 par value. As of September 30, 2024, the Company had authorized 1,000,000 shares of Series B Preferred Stock. The Series B Preferred Stock is non-convertible and non-redeemable. It has a liquidation preference equal to the stated value of $0.10 per share, relative to the common stock and gives the holder the right to 1,000 votes per share. As of September 30, 2024, 130,000 shares of Series B Preferred Stock were outstanding and held by the Company’s Chief Executive Officer.

On February 17, 2022, the Company completed a public offering and received net proceeds of $6,833,071 from the offering. Pursuant to the public offering, the Company issued and sold an aggregate of 941 shares of common stock and 20,051 warrants to purchase shares of common stock (the “Tradeable Warrants”).

On October 12, 2023, the Company held a special meeting of the holders of the outstanding Tradeable Warrants in which the holders of the majority of the outstanding Tradeable Warrants approved an amendment to the Warrant Agent Agreement to eliminate the provision that prohibited the Company’s CEO from exercising his voting rights under the Series B Preferred Stock, as well as to lower the exercise price of the Tradeable Warrants from $4,440 to $220. The Company entered into the amendment to the Warrant Agent Agreement on October 18, 2023.

F-15

On March 14, 2022, the Company completed a private placement and received net proceeds of $6,781,199. In connection with this private placement, the Company issued (i) 1,150 shares of its common stock together with investor warrants (“Investor Warrants”) to purchase up to 1,150 shares of common stock, and (ii) 651 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock, together with Investor Warrants to purchase up to 6,511 shares of common stock. Each share of common stock and accompanying Investor Warrant was sold together at a combined offering price of $4,440 and each Pre-Funded Warrant and accompanying Investor Warrant were sold together at a combined offering price of $4,438. The Pre-Funded Warrants were immediately exercisable, at an exercise price of $2.00, and could be exercised at any time until all of the Pre-Funded Warrants were exercised in full. The Investor Warrants have an exercise price of $4,440 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance.

On April 28, 2022, the Company completed another private placement and received net proceeds of $16,752,915. In connection with this private placement, the Company issued (i) 1,236 shares of its common stock together with warrants (“April Warrants”) to purchase up to 2,472 shares of common stock, and (ii) 1,195 pre-funded warrants (“Pre-Funded Warrants”) with each Pre-Funded Warrant exercisable for one share of common stock, together with April Warrants to purchase up to 2,390 shares of common stock. Each share of common stock and accompanying two April Warrants were sold together at a combined offering price of $8,020 and each Pre-Funded Warrant and accompanying two April Warrants were sold together at a combined offering price of $8,018. The Pre-Funded Warrants were immediately exercisable, at an exercise price of $2.00, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. The April Warrants have an exercise price of $7,520 per share (subject to adjustment as set forth in the warrant), are exercisable upon issuance and will expire five years from the date of issuance.

On October 20, 2022, the Company issued 1,850 shares of common stock as part of the acquisition of Nora Pharma. These shares were valued at $4,514,000, or $2,440 per share.

On January 19, 2023, the Company announced a stock repurchase program of up to $2 million (“Stock Repurchase Program”). During the six months ended June 30, 2023, the Company repurchased a total of 2,228 shares of common stock at an average price of $2,274.20 per share for a total cost of $506,822. The 2,228 repurchased shares were cancelled and returned to treasury reducing the number of issued and outstanding shares from 11,292 to 9,064.

On May 16, 2023, the Company completed a private placement pursuant to a securities purchase agreement with an institutional investor for gross proceeds of approximately $5 million, before deducting fees to the placement agent and other offering expenses payable by the Company. The net proceeds received by the Company were $4,089,218. In connection with the private placement, the Company issued (i) 1,225 shares of common stock, (ii) 1,751 pre-funded warrants (the “May Pre-Funded Warrants”), and (iii) investor warrants (the “May Warrants”) to purchase up to 5,952 shares of common stock. Each share of common stock and accompanying two May Warrants were sold together at a combined offering price of $1,680 and each May Pre-Funded Warrant and accompanying two May Warrants were sold together at a combined offering price of $1,678. The May Pre-Funded Warrants are immediately exercisable, at an exercise price of $2.00, and may be exercised at any time until all of the May Pre-Funded Warrants are exercised in full. The May Warrants have an exercise price of $1,180 per share (subject to adjustment as set forth therein), are exercisable upon issuance and will expire five and a half years from the date of issuance.

In 2022 and 2023, the Company issued a total of 5,396 shares of common stock in connection with warrant exercises for aggregate net proceeds of $13,196,681.

In July 2023, the Company repurchased a total of 34 shares of common stock under the Stock Repurchase Program announced on January 19, 2023, at an average price of $1,009.20 per share for a total cost of $34,321. In October 2023, the 34 repurchased shares were cancelled and returned to treasury reducing the number of issued and outstanding shares from 12,873 to 12,839.

F-16

On November 16, 2023, the Company issued 1,173 shares of common stock and received net proceeds of $2,346 in connection with the exercise of all 1,173 remaining May Pre-Funded Warrants at an exercise price of $2.00 per share.

On February 8, 2024, the Company issued 20,000 shares of Series B Preferred Stock to the Company’s CEO for a purchase price of $0.10 per share.

On February 15, 2024, the Company completed an underwritten public offering and in connection therewith it issued an aggregate of 35,714 shares of common stock, of which 22,500 shares were issued in connection with pre-funded warrant exercises.

On March 4, 2024, the Company issued 100,000 shares of Series B Preferred Stock to the Company’s CEO for a purchase price of $0.10 per share.

On April 17, 2024, the Company completed a 1-for-100 reverse split of its common stock.

In April and May 2024, the Company issued 1,120,784 shares of common stock in connection with the cashless exercise of all of the Series A Warrants and received $0 in net proceeds.

On August 16, 2024, the Company issued 150,285 shares of common stock in connection with the rounding up of fractional shares following the reverse stock splits of April 17, 2024 and August 8, 2024.

In August and September 2024, the Company issued 678,865 shares of common stock in connection with the exercise of 678,865 Series B Warrants and received aggregate net proceed of $1,892,608.

As of September 30, 2024 and December 31, 2023, the Company had a total of 1,999,660 and 14,012 shares of common stock issued and outstanding, respectively.

The Company has declared no dividends since inception.

Note 9 – Warrants

The Company accounts for issued warrants either as a liability or equity in accordance with ASC 480-10 or ASC 815-40. Under ASC 480-10, warrants are considered a liability if they are mandatorily redeemable and they require settlement in cash, other assets, or a variable number of shares. If warrants do not meet liability classification under ASC 480-10, the Company considers the requirements of ASC 815-40 to determine whether the warrants should be classified as a liability or as equity. Under ASC 815-40, contracts that may require settlement for cash are liabilities, regardless of the probability of the occurrence of the triggering event. Liability-classified warrants are measured at fair value on the issuance date and at the end of each reporting period. Any change in the fair value of the warrants after the issuance date is recorded in the consolidated statements of operations as a gain or loss. If warrants do not require liability classification under ASC 815-40, in order to conclude warrants should be classified as equity, the Company assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable GAAP standard. Equity-classified warrants are accounted for at fair value on the issuance date with no changes in fair value recognized after the issuance date.

F-17

In 2022, 2023, and during the nine months ended September 30, 2024, the Company completed five (5) financing events, and in connection therewith, it issued warrants as follows:

Type	Number	Exercise Price	Expiry Date
2022 Pre-Funded Warrants	1,846	$2.00	Unlimited
Tradeable Warrants	2,051	$4,440.00	February 2027
Investor Warrants	1,801	$4,440.00	March 2027
April Warrants	4,862	$7,520.00	April 2027
May Pre-Funded Warrants	1,751	$2.00	Unlimited
May Investor Warrants	5,952	$1,180.00	November 2028
2024 Pre-Funded Warrants	22,500	$2.00	Unlimited
Series A Warrants	3,986*	$4,200.00*	August 2026
Series B Warrants	7,973*	$4,760.00*	February 2029

*	Subject to adjustments per the Series A and Series B Warrant Agreements.

As of September 30, 2024, all of the 2022 Pre-Funded Warrants, all of the May Pre-Funded Warrants, all of the 2024 Pre-Funded Warrants, a total of 1,569 Tradeable Warrants, 1,401 Investor Warrants, all of the Series A Warrants, and 678,865 Series B Warrants were exercised resulting in aggregate net proceeds of $15,134,289 received by the Company.

On February 11, 2024, the Company redeemed all of the April Warrants and all of the May Investor Warrants for an aggregate purchase price of $3,139,651.

The Company’s outstanding warrants as of September 30, 2024 consisted of the following:

Type	Number	Exercise Price	Expiry Date
Tradeable Warrants	481	$220.00	February 2027
Investor Warrants	400	$4,440.00	March 2027
Series B Warrants	12,934,062*	$2.7879*	February 2029

*	As adjusted and subject to further adjustments per the Series B Warrant Agreements.

Note 10 – Earnings Per Share

The following table sets forth the computation of basic and diluted net income per share for the years ended December 31:

	2023	2022
Net gain (loss) attributable to common stock	$(4,506,044)	$(26,744,440)
Basic weighted average outstanding shares of common stock	12,825	7,590
Dilutive common share equivalents	–	–
Dilutive weighted average outstanding shares of common stock	12,825	7,590
Net gain (loss) per share attributable to common stock	$(351.36)	$(3,523.44)

F-18

Note 11 – Income Taxes

The components of the provision for income taxes were as follows:

Current:
Federal	$–
State	50
Foreign	379,246
379,296
Deferred:
Federal	–
State	–
Foreign	15,870
15,870
Total	$395,166

The Company’s effective tax rate differs from the federal statutory rate as follows:

Pre-Tax Book Income	$(826,953)	$20.14%
State Taxes	50	0.00%
Permanent Adjustments	56,812	-1.38%
Change in Valuation Allowance	860,705	-20.96%
Foreign Tax Rate Differential	–	0.00%
Rate Change	167,676	-4.08%
Provision to Return Adjustments	67,144	-1.63%
Other	69,732	-1.70%
Total	$395,166	$-9.62%

The components of the net deferred tax assets and liabilitie were as follows:

Deferred Tax Assets:
Net Operating Loss, Credits and Carryforwards	$5,277,829
Fixed Assets	–
Intangibles	641,800
Research and Development	25,327
Other DTA	454,890
Lease Liability	174,292
Valuation Allowance	(6,397,374)
Deferred Tax Assets	176,764
Deferred Tax Liabilities:
Fixed Assets	(54,095)
Intangibles	–
Right-of-Use Asset	(171,396)
Deferred Tax Liabilities	(225,491)
Net Deferred Tax Liability	$(48,727)

F-19

Note 12 – Leases

The Company has obligations as a lessee for office space with initial non-cancellable terms in excess of one year. The Company classified the lease as an operating lease. The lease contains a renewal option for a period of five years. Because the Company is certain to exercise the renewal option, the optional period is included in determining the lease term, and associated payments under the renewal option are included in the lease payments. The Company’s lease does not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contract include fixed payments plus a variable Payment. The Company’s office space lease requires it to make variable payments for the Company’s proportionate share of building’s property taxes, insurance, and common area maintenance. These variable lease payments are not included in lease payments used to determine lease liability and are recognized as variable costs when incurred.

Amounts reported on the balance sheet as of December 31, 2023 were as follows:

Operating lease ROU asset	$646,779
Operating Lease liability - Short-term	$118,670
Operating lease liability - Long-term	$539,035
Remaining lease term	6 years
Discount rate	6%

Amounts disclosed for ROU assets obtained in exchange for lease obligations and reductions of ROU assets resulting from reductions of lease obligations include amounts reduced from the carrying amount of ROU assets resulting from deferred rent.

Maturities of lease liabilities under non-cancellable operating leases at December 31, 2023 are as follows:

2024	$118,670
2025	$118,862
2026	$112,582
2027	$106,042
2028	$99,881
Thereafter	$101,667

Note 13 – Management and Director Compensation

The Company paid its officers cash compensation totaling $1,515,000 and $1,785,000 for the years ended December 31, 2023 and 2022, respectively. Of these amounts attributable to the Company’s CEO, $0 and $60,000, respectively was paid to Advanomics Corporation, a company controlled by the CEO of the Company.

The Company paid its directors cash compensation totaling $400,000 and $300,000 for the years ended December 31, 2023 and 2022, respectively.

F-20

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Andrew I. Telsey, P.C., Englewood, Colorado. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Sunshine Biopharma Inc. at December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, included in this prospectus have been audited by Bush & Associates CPA LLC, independent registered public accounting firm, as set forth in their report thereon, appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Internet site can be found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our website found at https://sunshinebiopharma.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision.

13

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (ii) after the date of this prospectus until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 28, 2024;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2024 filed with the SEC on November 5, 2024;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2024 filed with the SEC on August 16, 2024, as amended by our Quarterly Report on Form 10-Q/A for the period ended June 30, 2024 filed with the SEC on August 20, 2024;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2024 filed with the SEC on May 20, 2024;

•	our Current Reports on Form 8-K filed with the SEC on the following dates: January 30, 2024, February 12, 2024, February 15, 2024, February 16, 2024, March 1, 2024, March 6, 2024, April 23, 2024, May 6, 2024, May 8, 2024, June 7, 2024, June 11, 2024, July 1, 2024, July 2, 2024, August 12, 2024, September 10, 2024, October 23, 2024 and December 10, 2024;

•	our definitive proxy statement on Schedule 14A filed with the SEC on October 17, 2024; and

•	the description of our common stock contained in our Registration Statement on Form 8-A registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on February 10, 2022.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Dr. Steve N. Slilaty, 333 Las Olas Way, CU4 Suite 433, Fort Lauderdale, FL 33301, telephone: (954) 515-0810.

14

Up to $4,000,000 of Common Stock

PROSPECTUS SUPPLEMENT

Aegis Capital Corp.

July 20, 2026